Exhibit 10.13

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into as of November 20, 1998, by and between Otis Spunkmeyer, Inc., a Delaware corporation ("Company") and Stephen Allen Ricks ("Executive").

        RECITALS

        A.    Executive is currently employed as Vice-President of Administration and General Counsel of the Company.

        B.    The Company is recapitalizing and effecting a change in control of the Company in favor of the Purchaser.

        C.    The Company and the Purchaser desire to secure the services of Executive as Vice-President of Administration and General Counsel of the Company, and Executive desires to perform such services for the Company on the terms and conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

        1.    Definitions.    Capitalized terms in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement and the following terms shall have the meanings indicated:

        "Base Salary" shall have the meaning ascribed in paragraph 4.1 of this Agreement.

        "Board" shall mean the Board of Directors of the Company and shall include the Compensation Committee of the Board.

        "Bonus" shall have the meaning ascribed in paragraph 4.2 of this Agreement.

        "Cause" shall mean, but be limited to, Executive's (i) engaging in gross misconduct or fraud in the performance of his employment, (ii) conviction or guilty plea with respect to any felony, (iii) material breach of this Agreement or willful neglect of his duties to the Company after written notice to Executive of such breach or neglect (provided Executive shall have an opportunity to cure such breach or neglect if curable within 30 days after such written notice), or (iv) failure to comply with any material written policy of the Company after written notice to Executive of such failure (provided Executive shall have an opportunity to cure such failure if curable within 30 days after such written notice).

        "Company" means Otis Spunkmeyer, Inc., a Delaware corporation.

        "Employment Period" means the initial five year term of this Agreement and any extensions of such period as provided in this Agreement.

        "Executive" has the meaning set forth in the caption.

        "Good Reason" shall mean, in connection with a voluntary termination by Executive, that without his written consent (i) Executive ceases to be the Vice-President of Administration and General Counsel of the Company, (ii) there shall have occurred a reduction of Executive's Base Salary by more than 10%, (iii) a material breach of this Agreement by the Company, or (iv) Executive's principal place of employment shall have been relocated outside the counties of Alameda, Contra Costa or San Francisco, California.

        "Pro Rata Bonus" means a fraction of the Bonus payable with respect to the year in which the termination of this Agreement occurs, with the numerator being the number of days that have elapsed between January 1 of such year and the date of termination, and the denominator being 365. Any Pro Rata Bonus payable shall be paid on the date such Bonus would normally be paid pursuant to, and shall be subject to, the terms of the bonus plan.

        "Severance Payment" shall mean 50% of the Base Salary, in effect at the time of termination, payable in the same manner as the Base Salary was paid prior to termination of this Agreement.

        "Stock Documentation" means the 1998 Stock Option Plan and the Stock Option Agreement between the Company and the Executive.

        "Stock Incentives" shall have the meaning ascribed in paragraph 4.3 of this Agreement.

        "Stock Purchase Agreement" means the agreement among the Company, Purchaser and certain current and former shareholders of the Company dated June 7, 1998.

        2.    Duties.

          2.1.    Vice-President of Administration and General Counsel.    During the term of this Agreement Executive shall be employed by and shall serve the Company as Vice-President of Administration and General Counsel. Executive shall be employed full time in such capacity and shall devote all of his business time, energy and skill to the affairs of the Company. Executive's duties shall be performed in the San Francisco Bay Area within the counties of Alameda, Contra Costa or San Francisco as the Board, with Executive's consent, designates.

        3.    Term of Employment.    The term of this Agreement shall be five years from the date of this Agreement unless extended pursuant to this paragraph 3. The term of this Agreement shall be extended for a sixth year and for one-year periods from year to year thereafter unless the Company gives written notice to Executive prior to the end of the year preceding the then final year of the initial or extended term of this Agreement that the Company (i) desires to renegotiate the Agreement or (ii) does not desire the term to be automatically extended (in the event of (ii), no Severance Payment or other payment being due other than unpaid Base Salary).

        4.    Compensation.    Executive shall be compensated by Company for services under this Agreement as follows:

          4.1.    Base Salary.    As base salary the Company shall pay Executive $175,000 per year (the "Base Salary"), payable in accordance with the Company's normal payroll practices. Base Salary shall be subject to review annually for upward adjustment by the Board.

          4.2.    Annual Bonus.    Executive shall have the opportunity to earn annually a Bonus (the "Bonus") pursuant to the terms set forth on Schedule 4.2 hereto.

          4.3.    Stock Incentives.    On the date hereof, Executive shall be issued 2.966 stock options pursuant to the Company's 1998 Stock Option Plan.

        5.    Benefits.    Executive will be eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

        6.    Termination; Termination Benefits.

          6.1.    Termination.    Executive's employment with the Company shall terminate immediately upon (i) Executive's receipt of written notice by the Company, (ii) the Company's receipt of written notice by Executive, or (iii) Executive's death.

          6.2.    No Termination Benefits.    No termination benefits, except for accrued but unpaid Base Salary, will be payable to Executive if his employment is terminated (i) by the Company for Cause or (ii) by Executive voluntarily for other than Good Reason.

          6.3.    Death.    Upon Executive's death during the term of this Agreement Executive's estate or personal representative shall be entitled to receive payment of all accrued but unpaid Base Salary and a Pro Rata Bonus for the year in which the death occurs. In addition, all other benefits shall be payable under the Company's then existing benefit plans and policies in accordance with applicable law.

          6.4.    Permanent Disability.    If during the term of this Agreement Executive becomes permanently disabled (as determined under the Company's long-term disability insurance program) for six months in any 12 month period, the Company may elect to terminate Executive's employment with the Company. Termination by reason of permanent disability shall be deemed a termination by the Company other than for Cause, and Executive shall be entitled to (i) all accrued but unpaid base Salary and a Pro Rata Bonus for the year in which the Executive becomes permanently disabled and (ii) a Severance Payment. The Company shall be entitled to offset against its obligations under this paragraph 6.4 the amount of disability insurance payments received by Executive during the six months following termination by reason of permanent disability.

          6.5.    Severance.    If Executive's employment with the Company is terminated during the Employment Period (i) by the Company for other than Cause or (ii) by Executive for Good Reason, Executive shall be entitled to a Severance Payment paid over time consistent with the Company's normal payroll procedures.

        7.    Inventions and Confidentiality.

          7.1.    Non-Interference Covenant.    As a means reasonably designed to protect Confidential Information (as defined below), during the Employment Period and for a period expiring on the date that is two years after the end of the Employment Period, provided that (i) Executive has been or is being paid amounts due him under this Agreement and (ii) all of Executive's shares of capital stock of the Company have been repurchased upon the termination of Executive's employment with the Company pursuant to the terms set forth in Section 4 of the Company's Shareholder Agreement dated as of the date hereof, Executive shall not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, (i) hire, solicit or encourage the resignation of any person who is then, or within the prior six months has been, an employee of the Company (including, but not limited to, any independent sales representatives) to leave the employment of the Company, or (ii) solicit or service any person who is or was during the Employment Period, a customer, client or supplier of the Company. The foregoing shall not prohibit, during the one-year period following the Employment Period, Executive's solicitation of independent sales representatives or independent contractors if the activities performed by such parties on behalf of Executive do not compete with the Company in Company Business (as defined below).

          7.2.    Employment Exclusive.    Executive shall not, during the Employment Period, own any interest (other than up to 5% of the voting securities of a publicly traded corporation) in, render financial assistance to, or offer personal services (for payment or otherwise), to any entity or individual that competes with the Company in Company Business (as defined below). In addition, Executive shall not engage in any activity that would interfere with the performance of Executive's services to the Company. "Company Business" means any business involving the copacking and/or manufacture and/or sale and/or distribution of frozen cookie dough, muffin products, Danish and/or other baked goods of the specific type copacked and/or manufactured and/or sold and/or distributed by the Company or with respect to which the Company has a formal business plan for the copacking and/or manufacture and/or sale and/or distribution of such baked goods, at the date of termination of the Employment Period.

          7.3.    Confidential Information.    Executive occupies a position of trust and confidence with respect to the Company's affairs and business. Executive has and will have access to Confidential Information (as defined below), which he acknowledges is proprietary to the Company and highly sensitive in nature. Accordingly, Executive agrees as follows:

            7.3.1.    No Disclosure.    During and after Executive's employment with the Company, Executive shall not (i) use, disclose or knowingly provide any person or entity access to any of the Confidential Information other than as required in the good faith performance of Executive's duties with the Company, or (ii) sell, license or otherwise exploit any products or services that embody in whole or in part any Confidential Information. During and after Executive's engagement with the Company, Executive shall take all reasonable precautions to prevent disclosure by Executive of the Confidential Information to unauthorized persons or entities.

            7.3.2.    Return All Materials.    Upon termination of Executive's employment with the Company, Executive shall deliver to the Company all materials then in his possession in any way embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, videos, accounts, reference materials, data bases, computer software or other electronic storage mechanisms, samples, machine-readable media and equipment, and wire frame models. Executive shall not retain any copies of any of the above materials.

            7.3.3.    Definition of Confidential Information.    "Confidential Information" means information disclosed to Executive or known to Executive as a consequence of or through his employment by the Company, whether or not related to his duties, and includes trade secrets, including, without limitation, information relating to Inventions (as defined below), disclosures, processes, systems, methods, formulas, patents, patent applications, machinery, materials, research activities and plans, cost of production, contract and lease forms, prices, volume of sales, marketing methods and plans, promotional methods, and lists of names or classes of customers and advertisers. For purposes of this Agreement, information shall be considered to be confidential if it is not known by the trade generally or not reasonably available to a knowledgeable person in the trade, even though such information may have been disclosed to one or more third parties pursuant to consulting agreements, joint research agreements, or other agreements entered into by the Company. Confidential Information does not include information that (i) is, at the time of disclosure, in the public domain; (ii) becomes part of the public domain, by publication or otherwise, after disclosure by the Company except by breach of this Agreement by the Executive; (iii) is received by the Executive after disclosure by the Company from an independent source lawfully entitled to make such disclosure; (iv) is required to be disclosed by law, statute, regulation or legal or administrative process; or (v) is permitted by the Board of Directors of the Company or any committee thereof to be disclosed by the Executive.

          7.4.    Assignment of Inventions.

            7.4.1.    Definition of Inventions.    "Inventions" means discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes except, in accordance with California Labor Code Section 2870, any that (i) are not related to the business of the Company or the Company's actual or demonstrable research or development, (ii) do not involve the use of any equipment, supplies, facility or trade secret information of the Company, (iii) were developed entirely on Executive's own time, and (iv) do not result from any work performed by Executive for the Company.

            7.4.2.    Assignment.    Executive agrees to and hereby does assign to the Company all his right, title and interest in any and all Inventions he may make during the term of this Agreement.

            7.4.3.    Duty to Disclose and Assist.    Executive agrees promptly to disclose in writing all Inventions to the Company. If the Company cannot, after diligent effort, secure Executive's signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in- fact, to act for and in his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights or similar protections thereon, with the same legal force and effect as if executed by him.

          7.5.    Ownership of Copyrights.    Executive agrees that any work prepared for the Company that is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company's copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Executive. Executive hereby waives the enforcement of all moral rights with respect to the work developed or produced hereunder, including, without limitation, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

        8.    Miscellaneous.

          8.1.    Waiver.    The wavier of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

          8.2.    Entire Agreement; Modifications.    Except as otherwise provided in this Agreement, this Agreement and the Stock Documentation, taken together, represent the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement and the Stock Documentation, taken together, supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter of this Agreement, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from the Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          8.3.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery or by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered, three days after mailing, if mailed, or 24 hours after transmission, if delivered by facsimile, to the respective persons named below:

If to the Company:	Otis Spunkmeyer, Inc. 14490 Catalina Street San Leandro, California 94577
If to Executive:	7985 Paragon Circle Pleasanton, California 94588

        Any party may change such party's address for notices by notice duly given pursuant to this paragraph.

          8.4.    Headings.    The paragraph headings in this Agreement are intended for reference and shall not be used in the construction or interpretation of this Agreement.

          8.5.    Governing.    Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Executive hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the County in which the principal place of business of the Company is situated or the United States District Court for the Northern District of California for purposes of any legal action. Executive agrees that service upon Executive in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in this Agreement.

          8.6.    Assignment.    The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and any subsequent assignee. No assignment of this Agreement by the Company shall relieve it of its obligations under this Agreement, including any assignment by sale, merger, consolidation, liquidation or otherwise. Executive may not assign his rights and obligations under this Agreement.

          8.7.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          8.8.    Withholding.    All sums payable to Executive under this Agreement shall be subject to all federal, state, local and other withholding and similar taxes and payments required by applicable law.

          8.9.    Severability.    If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

          8.10.    Arbitration.    Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in the California County where the principal place of business of the Company is situated in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitrator shall award reasonable expenses and attorneys fees (including reimbursement of the assigned arbitration costs) to the prevailing party.

          8.11.    No Mitigation.    Executive shall have no duty to mitigate the Company's obligation with respect to any Severance Payment by seeking other employment following the termination of his employment, nor shall such Severance Payments be subject to offset or reduction by reason of any compensation received by Executive from such other employment. The Company's obligations to make Severance Payments or other payments under this Agreement shall not terminate in the event Executive accepts other full-time employment.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OTIS SPUNKMEYER, INC.
By:	/s/ STEPHEN W. MORLOCK
Name:	Stephen W. Morlock
Title:	EVP/CFO
EXECUTIVE
/s/ STEPHEN ALLEN RICKS Stephen Allen Ricks

SCHEDULE 4.2

Percentage of EBITDA Target Achieved	Percentage of Base Salary to be Paid as a Bonus
80%	10%
90%	15%
100%	25%
110%	35%
120%	50%

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